FIRST AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCES,
RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

HANCOCK JAFFE LABORATORIES, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Hancock Jaffe Laboratories, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Corporation’s Second Amended and Restated Certificate of Incorporation (as such may be amended, restated and/or otherwise modified at any time and from time to time, the “Certificate of Incorporation”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution creating a series of Preferred Stock designated as “Series B Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Two million (2,000,000) shares of the authorized and undesignated preferred stock of the Corporation are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends.

From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of eight percent (8%) of the original purchase price of the Series B Preferred Stock from the Corporation shall accrue on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1, Section 2.1 and Section 6, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock provided such is also paid simultaneously to all holders of the Series B Preferred Stock on an “as converted basis”) unless (in addition to the obtaining of any approvals and/or consents required elsewhere), pursuant to this First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Preferred Stock of the Corporation (this “Certificate”). The holders of the Series B Preferred Stock then outstanding shall each first or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price (as defined below); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend. The “Series B Original Issue Price” shall mean $6.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

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2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after payments have been made to the holders of shares of Series A Convertibe Preferred Stock of the Company (the “Series A Preferred”) and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) two times the Series B Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and Series B Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a) a merger or consolidation in which;

(i) the Corporation is a constituent party, or

(ii) a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

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(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(c) For purposes hereof, the term “Subsidiary” means with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

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(b) In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series B Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series B Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event and after notice thereof is sent to each such holder by the Corporation as provided herein, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of (i) any amounts paid to redeem shares of Series A Preferred Stock, and (ii) any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series B Preferred Stock pursuant to this Section 2.3.2(b). Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the majority of the independent members of the then Board of Directors of the Corporation.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration.

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3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. Directors shall be elected by the holders of Common Stock, the Series A Preferred Stock (on an as converted basis) and the Series B Preferred Stock (on an as converted basis), voting together as a single class. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, voting on an as converted basis, Series B Preferred Stock, voting on an as converted basis and Common Stock, voting together as a single class as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, voting on an as converted basis and Series B Preferred Stock, voting on an as converted basis), voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2.

3.3 Series B Preferred Stock Protective Provisions. At any time when any shares of Series B Preferred Stock are outstanding, the Corporation shall not (and shall not permit any of its Subsidiaries in which it owns more than 20% of the equit to), directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect;

3.3.1 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation and/or any subsidiary in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock;

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3.3.2 increase or decrease the authorized number of directors constituting the Board of Directors;

3.3.3 approve any merger, asset sale, license, liquidation or other corporation reorganization or any other Deemed Liquidation Event (other than (i) a sale or license of any Product Candidates (as defined in Section 6 hereof, or a sale of the Corporation’s dermal filler stock, provided the Corporation has made the Principal Cash Distribution (as defined in Section 6 hereof) and (ii) other existing arrangements) of the Corporation and/or any Subsidiary;

3.3.4 create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and/or any Subsidiary, the payment of dividends, voting and rights of redemption;

3.3.5 effect any change in the fundamental business of the Corporation;

3.3.6 [RESERVED]

or

3.3.7 redeem or repurchase any shares of capital stock of the Corporation and/or any Subsidiary, other than a redemption of shares of Series A Preferred and Series B Preferred Stock pursuant to Section 2.2 or Section 7.

4. Optional Conversion.

The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion except that if a conversion is the result of a IPO Mandatory Conversion (as defined in Section 5.1 hereof) then the Series B Conversion Price shall be the lower of (i) a 25% discount to the price per share a share of Common Stock is sold to the public in such Mandatory IPO Conversion, and (ii) the Series B Conversion Price, in both cases as adjusted pursuant to Section 4.4. The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

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4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series B Preferred Stock and, if applicable, any event on which such conversion is contingent and (b) Notwithstanding anything to the contrary provided herein or elsewhere, unless a holder of Series B Preferred Stock is converting all of its Series B Preferred Stock, the holder is not required to submit a certificate representing its Series B Preferred Stock being converted if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of (x) Common Stock issuable upon such conversion in accordance with the provisions hereof and (y) a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

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4.3.2 Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time equal the product of (i) 300%, multiplied by (ii) the amount of shares of Common Stock (the “Reserve Amount”) to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to satisfy the Reserve Amount, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes and immediately reserve the Reserve Amount, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series B Conversion Price.

4.3.3 Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

4.3.4 Further Adjustment for Dividends. Upon any such conversion, the Series B Conversion Price shall be adjusted to account for any declared but unpaid dividends on the Series B Preferred Stock.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

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4.4 Adjustments to Series B Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock issued at a price per share greater than or equal to $7.50 per share, Options or Convertible Securities having an exercise price greater than or equal to $7.50 per share;

(ii) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock or Series B Preferred Stock;

(iii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iv) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

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(v) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(vi) shares of Common Stock, Options or Convertible Securities issued to equipment lessors, or to real property lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation;

(vii) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation;

(viii) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation; or

(ix) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation.

4.4.2 No Adjustment of Series B Conversion Price. No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

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(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

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(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of Section 4.4.4, the Series B Conversion Price shall be readjusted to such Series B Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series B Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series B Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date, and prior to, (i) receipt of an Investigational Device Exemption or PMA approval from the U.S. Food and Drug Administration (“FDA”) for either the Corporation’s venous valve, pediatric heart valve or coronary artery bypass graft product candidates (the “FDA IDE/PMA Approval”), or (ii) the closing of an initial public offering of Common Stock with a valuation of the Corporation of less than One Hundred Fifty Million Dollars ($150,000,000), issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), then the Series B Conversion Price shall be adjusted such that the Series B Preferred Stock shall be convertible into the number of shares of Common Stock equal to the percentage ownership of the holders of the Series B Preferred Stock on the date that such Additional Shares of Common Stock were issued or deemed issued, on a fully-diluted basis.

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4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

4.6.1 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

4.6.2 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

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4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than thirty (30) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

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4.10 Notice of Record Date. In the event:

4.10.1 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

4.10.2 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

4.10.3 of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of an underwritten initial public offering of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, of shares of Common Stock, resulting in the Common Stock being listed for trading (or quoting on any NASDAQ and/or NYSE trading market and/or quotation system (an “IPO Mandatory Conversion”)), (b) the consent, in the form of a vote or written consent, of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), or (c) receipt by the Corporation of FDA IDE/PMA Approval, then (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1 and (ii) such shares may not be reissued by the Corporation.

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5.2 Procedural Requirements. All holders of record of shares of Series B Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

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6. Principal Cash Distribution. The Corporation agrees that it shall diligently use its best efforts to sell and/or license its U.S. Patent No. 7,815,677, bioprosthetic pediatric heart valve, bioprosthetic venous valve, and bioprosthetic coronary artery bypass graft; along with all regulatory and other pertinent records (“Product Candidates”). From the first one hundred thirty million dollars ($130,000,000) in aggregate cash proceeds generated from such sale(s) and license(s) of Product Candidates (the “$130,000,000 Maximum Amount”), 50% thereof ($65,000,000 in the aggregate if aggregate sales and licenses of Product Candidates result in the $130,000,000 Maxium Amount), (but in no event shall the Corporation make any such distributions resulting from aggregate cash proceeds of sales and licenses of Product Candidates that exceed the $130,000,000 Maxium Amount) shall be distributed if, as and when received by the Company, to holders of: (i) the Corporation’s Series A Preferred Stock (whether or not previously converted mandatorily or voluntarily), (ii) the Series B Preferred Stock (whether or not voluntarily or mandatorily converted), (iii) each other class or series of preferred stock of the Corporation that has the express right to a portion of the Principal Cash Distributions (as defined below) and which right expressly ranks junior to the Series A Preferred Stock’s and the Series B Preferred Stock’s respective rights to Principal Cash Distributions (“Qualifying Junior Preferred Stock”), and (iv) the issued and outstanding Common Stock on the final closing date (the “B Final Closing Date”), of sales of the Series B Preferred Stock (each “Principal Cash Distribution”) as follows: First, to the holders of the Series A Preferred Stock (whether or not converted voluntarily or mandatorily), in such amount and on such terms and conditions as provided in the Certificate of Incorporation; Second, to the holders of the Series B Preferred Stock (whether or not converted voluntarily or mandatorily) in an aggregate amount equal to the sum of (x) the aggregate number of shares of Series B Preferred Stock issued and outstanding, multiplied by the Series B Original Issue Price, plus (y) all accrued but unpaid dividends owed on the Series B Preferred Stock (the “Aggregate B Share Cash Distribution Amount”), which Aggregate B Share Cash Distribution Amount shall be distributed pro-rata to all holders of Series B Preferred Shares issued and outstanding (whether previously converted voluntarily or mandatorily) based upon the percentage interest a holder of such Series B Preferred Shares owns (whether previously converted mandatorily or voluntarily) out of all Series B Preferred Shares (whether previously converted voluntarily or mandatorily) until such time as the entire Aggregate B Share Cash Distribution Amount is paid in full through Principal Cash Distributions; Third, to the holders of any Qualifying Junior Preferred Stock on the terms and conditions to set forth in the certificate of designation(s), any document(s) and/or instrument(s) setting forth the terms and conditions of any such Qualifying Junior Preferred Stock; and Fourth, the remaining balance, if any, of the Principal Cash Distribution being distributed, to the holders of Common Stock on the B Final Closing Date, pro-rata based upon each holder’s percentage ownership of the issued and outstanding Common Stock on the B Final Closing Date. For purposes of clarification: if the Corporation as a result of licenses and sales of Product Candidates received from such licenses and sales $200,000,000 aggregate cash proceeds, the Corporation would be required to make a Principal Cash Distribution of $65,000,000 (50% of the $130,000,000 Maximum Amount of aggregate cash proceeds received by the Corporation from such combined sales and licenses of Product Candidates), and pursuant to the Certificate of Incorporation the Series A Preferred Stock was entitled to receive $6,500,000, and if an aggregate of 1,000,000 shares of Series B Preferred Stock were issued and outstanding (whether previously converted or not) and because the Series B Preferred Stock Original Issue Price is $6.00 per share (prior to any adjustment as provided herein), the Aggregate B Share Cash Distribution Amount would be $6,000,000 (1,000,000 shares of Series B Preferred Stock x $6.00), and assuming no dividends had accrued and were unpaid with respect to the Series A Preferred Stock or the Series B Preferred Stock and no Qualifying Junior Preferred Stock had been issued, the $65,00,000 Principal Cash Distribution would be distributed as follows: First, the holders of Series A Preferred Stock (whether previously converted or not, voluntarily or mandatorily), would receive $6,500,000 in the aggregate; Second, the holders of the Series B Preferred Stock (whether converted or not mandatorily or voluntarily) would receive a $6,000,000 Aggregate B Share Cash Distribution Amount, pro-rata to each holder of Series B Preferred Stock as provided above (whether previously converted or not), and, Third, because no Qualifying Junior Preferred Stock had been issued, pro-rata to the holders of the issued and outstanding Common Stock as of the B Final Closing Date in an amount equal to $52,500,000 (which equals the remaining portion of the $65,000,000 Principal Cash Distribution after payment to the holders of Series A Preferred Stock (whether converted or not mandatorily or voluntarily), of their $6,000,000 payment and to the holders of the Series B Preferred Stock (whether converted or not mandatorily or voluntarily, of their $6,500,000 Aggregate B Share Cash Distribution Amount). The Corporation’s obligation to pay the Principal Cash Distribution shall survive and not be reduced as a result of any general distributions, dividend payments, conversion of Series A Preferred Stock and/or Series B Preferred Stock, sale, transfer and/or disposition of any shares of Series A Preferred Stock and/or Series B Preferred Stock by any holder thereof, changes in the capital stock structure of Corporation by class or otherwise, merger, amalgamation, reorganization, consolidation, funding (including an initial public offering) or any other transaction involving any class of stock of the Corporation.

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7. Redemption.

7.1 General. Unless prohibited by Delaware law, and subject to Section 7.7 hereof, shares of Series B Preferred Stock shall be redeemed by the Corporation at a price equal to two times the Series B Original Issue Price per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared (the “Redemption Price”), in three (3) monthly equal installments commencing not more than thirty (30) days after receipt by the Corporation at any time on or after the third anniversary of the Series B Original Issue Date, from the holders of any of the then outstanding shares of Series B Preferred Stock, of written notice requesting redemption of shares of Series B Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law. The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder, that number of outstanding shares of Series B Preferred Stock determined by dividing (i) the total number of shares of Series B Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series B Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

7.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series B Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

7.2.1 the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

7.2.2 each Redemption Date and the Redemption Price for (i) all Series B Preferred Stock owned by such holder and (ii) for the number of shres being redeemed on the redemption date;

7.2.3 the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and

7.2.4 for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

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7.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

7.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except those rights described in Section 6 Principal Cash Distribution, and only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7.5 Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted except as described in Section 6 Principal Cash Distribution, to the holders of Series B Preferred Stock following redemption.

7.6 Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

7.7 Limitations on Right to Redeem. Notwithstanding anything to the contrary provided in this Section 7 (including but not limited to Section 7.6), this Certificate, the Certificate of Incorporation or elsewhere, in no event shall the Corporation redeem or repurchase any shares of Series B Preferred Stock if otherwise prohibited by and/or not in compliance with the Certificate of Incorporation.

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Section 8. Notices. Any notice required or permitted by the provisions of this Certificate to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Section 9. Amendment, Etc. The affirmative vote of the holders of not less than 50.1% of the then issued and outstanding Series B Preferred shares (i) at a meeting duly called for such purpose, or (ii) by written consent without a meeting, shall be required for any amendment to this Certificate or the Corporation’s Certificate of Incorporation or By-Laws that alters or changes the rights, preferences or privileges of the Series B Preferred Stock so as to materially and adversely affect any of the rights, entitlements or interests of any shares of Series B Preferred Stock.

Section 10. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series B Preferred Stock certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

Section 11. Rights of Series B Preferred Stock Subject to those of the Series A Preferred Stock. Notwithstanding anything to the contrary provided herein or elsewhere, the rights and other terms of the Series B Preferred Stock are subject to the terms and conditions of the Series A Preferred Stock as set forth in the Certificate of Incorporation.

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IN WITNESS WHEREOF, HANCOCK JAFFE LABORATORIES, INC. has caused this Certificate to be signed by a duly authorized officer on this 31st day of May 2017.

HANCOCK JAFFE LABORATORIES, INC.

By:	/S/ ZHIVILO YURY
Name:	Zhivilo Yury
Title:	Chairman of the Board

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